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                                                                 EXHIBIT 3(d)


                    AMENDMENT TO ARTICLES OF INCORPORATION
                                      OF
                                DTI DOREX, LTD.

     Pursuant to Nevada Code for Corporations, the undersigned Corporation adopts the following Amended Articles of Incorporation which shall supersede and replace Articles I of all previous Articles and Amendments.

                                   ARTICLE I

                                     NAME

     The name of the Corporation is hereby changed to, and shall hereafter be "Computerized Thermal Imaging, Inc."

                                   ARTICLE X

                               AMENDMENT ADOPTED

     These Amended Articles of Incorporation were presented to the shareholders of this Corporation for the purpose of amending and replacing
Article I of the Articles of Incorporation of this Corporation, at a special meeting of shareholders held August 25, 1989. As of August 25, 1989, there were 5,000,000 shares of the Corporation's common stock outstanding and entitled to vote on the Amendment. The Amendment does not alter the amount of authorized capital of Five-Hundred Million (500,000,000) shares with $0.001 par value. There is only one class of shares, that being Common voting stock.

     The number of shares voted for and against the adoption of these amended Articles of Incorporation to replace all previous Articles of Incorporation and Amendments was:


                     4,370,000     For    0     Against

ATTEST:                            Computerized Thermal Imaging, Inc.
                                   (Formerly DTI DOREX, LTD.)

/s/ David H. Timm                  By /s/ D. Brian Johnston
-----------------                     ------------------------
Secretary                             President

STATE OF UTAH       )
COUNTY OF SALT LAKE )

On this the 3rd day of November, 1989, before me, Edward Holt the undersigned Notary Public, personally appeared D. Brian Johnston and David Timms personally known to me to be the persons whose names are subscribed to the within instrument, and acknowledged that they executed it.

     Witness my hand and official seal.

                                        /s/ Edward Holt
                                        ----------------------
                                        Notary Signature
[FILED IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA NOVEMBER 6, 1989]